Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

aTyr Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2015 Stock Option and Incentive Plan, as amended Common Stock, par value $0.001 per share	Other(2)	2,000,000(3)	$ 3.68	$ 7,360,000.00	.0000927	$682.27
Equity	2015 Employee Stock Purchase Plan, as amended Common Stock, par value $0.001 per share	Other(4)	750,000(5)	$ 3.13	$ 2,347,500.00	.0000927	$217.61
Equity	Non-Qualified Stock Option Agreement for Non-Plan Inducement Grants Common Stock, par value $0.001 per share	Other(2)	70,000(6)	$ 8.73	$ 611,100.00	.0000927	$56.65
Equity	Non-Qualified Stock Option Agreement for Non-Plan Inducement Grants Common Stock, par value $0.001 per share	Other(2)	70,000(7)	$ 7.77	$ 543,900.00	.0000927	$50.42
Equity	2022 Inducement Plan Common Stock, par value $0.001 per share	Other(2)	126,200(8)	$ 3.68	$ 464,416.00	.0000927	$43.05
Equity	2022 Inducement Plan Common Stock, par value $0.001 per share	Other(2)	58,400(9)	$ 5.24	$ 306,016.00	.0000927	$28.37
Equity	2022 Inducement Plan Common Stock, par value $0.001 per share	Other(2)	115,400(10)	$ 3.48	$ 401,592.00	.0000927	$37.23
Total Offering Amounts					$ 12,034,524.00		$1,115.60
Total Fee Offsets							—
Net Fee Due							$1,115.60

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of aTyr Pharma, Inc. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 9, 2022, as reported on the Nasdaq Capital Market.

Exhibit 107

(3)

Represents 2,000,000 additional shares of Common Stock reserved and available for issuance under the aTyr Pharma, Inc. 2015 Stock Option and Incentive Plan, as amended (the “2015 Stock Plan”) as approved by the Registrant’s stockholders at its annual meeting on April 26, 2022 (the “2022 Annual Meeting”).  At the 2022 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2015 Stock Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the 2015 Plan by 2,000,000 shares to 3,709,693 shares of Common Stock.

(4)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 9, 2022, as reported on the Nasdaq Capital Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the aTyr Pharma, Inc. 2015 Employee Stock Purchase Plan, as amended (the “2015 ESPP”), rounded up to the nearest cent.

(5)

Represents 750,000 additional shares of Common Stock reserved and available for issuance under the 2015 ESPP as approved by the Registrant’s stockholders at the 2022 Annual Meeting.  At the 2022 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2015 ESPP Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the 2015 ESPP by 750,000 shares to 843,246 shares of Common Stock.

(6)

Pursuant to Rule 457(h) of the Securities Act, the price per share and aggregate offering price are based upon $8.73 per share, which is the exercise price of the option to purchase 70,000 shares of Common Stock granted by the Registrant to Robert W. Ashworth, Ph.D., its Vice President of Regulatory Affairs, in October 2021 as a material inducement to his acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(7)

Pursuant to Rule 457(h) of the Securities Act, the price per share and aggregate offering price are based upon $7.77 per share, which is the exercise price of the option to purchase 70,000 shares of Common Stock granted by the Registrant to Danielle Campbell, its Vice President of Human Resources, in December 2021 as a material inducement to her acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(8)

Represents shares of Common Stock reserved for issuance pursuant to stock awards that may be granted under the aTyr Pharma, Inc. 2022 Inducement Plan (the “Inducement Plan”) as inducement grants under Nasdaq Listing Rule 5635(c)(4).

(9)

Pursuant to Rule 457(h) of the Securities Act, the price per share and aggregate offering price are based upon $5.24 per share, which is the exercise price of outstanding new hire inducement stock option awards to purchase an aggregate of 58,400 shares of Common Stock granted by the Registrant to certain employees in March 2022 under the Inducement Plan.

(10)

Pursuant to Rule 457(h) of the Securities Act, the price per share and aggregate offering price are based upon $3.48 per share, which is the exercise price of outstanding new hire inducement stock option awards to purchase an aggregate of 115,400 shares of Common Stock granted by the Registrant to certain employees in May 2022 under the Inducement Plan.